PRESS RELEASE

CAPITAL REALTY INVESTORS-II LIMITED PARTNERSHIP
(“CRI-II”)

CRI-II ANNOUNCES AGREEMENTS
TO SELL ITS INTERESTS IN FOUR PROPERTIES

        Rockville, MD, September 17, 2004 – C.R.I., Inc. (“CRI”), as managing general partner of CRI-II, is pleased to announce agreements to sell the partnership’s limited partner interests in four properties to affiliates of Equity Resource Investments, LLC, a Massachusetts corporation (“Equity Resources”). The aggregate selling price for CRI- II’s interests in the four properties is $13,757,010.

        The properties consist of apartment complexes located in Illinois (2) and Maryland (2) that range in size from 120 units to 200 units. The closings of the transactions are subject to completing due diligence and obtaining required government approvals. All four sales are expected to occur in December 2004.

        Affiliates of Equity Resources also will acquire the general partner interests held by affiliates of CRI in these investment properties.

        Other affiliates of Equity Resources currently hold over 20% of the outstanding interests in CRI-II.

        The sale agreements partially implement the Plan of Liquidation approved by CRI-II’s investors pursuant to its February 14, 2004 consent solicitation. CRI-II is continuing to explore sale opportunities for the remaining eight local partnerships in which it owns an interest, including possible sales of certain interests to Equity Resources affiliates.

        CRI is a real estate investment firm based in Rockville, Maryland. Its portfolio includes nearly 200 multi-family apartment complexes located throughout the United States. CRI-II is a Maryland limited partnership.

Contact:	Susan T. Backman
Vice President - Investment Communications
(301) 468-9200